Prospectus Supplement No 8.	Filed Pursuant to Rule 424(b)(7)
to Prospectus November 30, 2005	Registration No. 333-129628

TOREADOR RESOURCES CORPORATION

$86,250,000 5.00% Convertible Senior Notes due 2025

3,518,813 Shares of Common Stock (i) Issuable Upon Conversion of the Notes, (ii) Issuable Upon Exercise of Outstanding Warrants to Purchase Common Stock and (iii) Currently Issued and Outstanding

_______________

This prospectus supplement updates, as of August 9, 2006, information on certain selling security holders who may sell 5.00% Convertible Senior Notes due 2025 of Toreador Resources Corporation (“Toreador”) or shares of common stock of Toreador pursuant to the prospectus dated November 30, 2005, as supplemented by prospectus supplement no. 1 dated December 7, 2005, prospectus supplement no. 2 dated December 19, 2005, prospectus supplement no. 3 dated January 10, 2006, prospectus supplement no. 4 dated February 7, 2006, prospectus supplement no. 5 dated March 2, 2006, prospectus supplement no. 6 dated March 22, 2006, and prospectus supplement no. 7 dated June 9, 2006. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling security holders as of August 9, 2006. This prospectus supplement should not be delivered or used without the prospectus, as supplemented by prospectus supplement no. 1 dated December 7, 2005, prospectus supplement no. 2 dated December 19, 2005, prospectus supplement no. 3 dated January 10, 2006, prospectus supplement no. 4 dated February 7, 2006, prospectus supplement no. 5 dated March 2, 2006, prospectus supplement no. 6 dated March 22, 2006, and prospectus supplement no. 7 dated June 9, 2006. All capitalized terms used in this prospectus supplement are defined in the prospectus.

Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock that may be Purchased Pursuant to Warrants Beneficially Owned	Number of Shares of Common Stock Beneficially Owned Before this Offering	Number of Shares Being Registered for Resale	Common Stock Owned Upon Completion of Offering of Notes or Common Stock as Applicable (1)
						Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
AHFP Ascend (2)	N/A	N/A	N/A	4,178	4,178	0	*
Ascend Offshore Fund, Ltd. (2)	N/A	N/A	N/A	34,440	34,440	0	*
Ascend Offshore Leveraged Fund, Ltd (2)	N/A	N/A	N/A	76,061	76,061	0	*
Ascend Offshore Leveraged Fund II, Ltd.(2)	N/A	N/A	N/A	12,945	12,945	0	*
Ascend Partners LP (2)	N/A	N/A	N/A	2,608	2,608	0	*
Ascend Partners Leveraged Fund, LP (2)	N/A	N/A	N/A	35,699	35,699	0	*
Ascend Partners Sapient LP (2)	N/A	N/A	N/A	3,010	3,010	0	*

Calm Waters Partnership (3)	N/A	N/A	N/A	154,900	154,900	0	*
Castlerigg Master Investments Ltd (4)	$ 4,500,000	5.2%	N/A	116,618	116,618	0	*
Wasatch Small Cap Growth Fund (5)	N/A	N/A	N/A	221,555	135,000	86,555	*
Wasatch Small Cap Value Fund (5)	N/A	N/A	N/A	537,585	75,000	462,585	2.9%
Wasatch Micro Cap Value Fund (5)	N/A	N/A	N/A	60,000	25,000	35,000	*
Eagle & Dominion EuroAmerican Growth Fund Limited	N/A	N/A	N/A	7,800	7,800	0	*
Eagle & Dominion EuroAmerican Growth Fund L.P.	N/A	N/A	N/A	2,200	2,200	0	*
Guggenheim Portfolio Company XXIII, LLC	N/A	N/A	N/A	8,459	8,459	0	*
Harbour Holdings Ltd. (6)	N/A	N/A	N/A	7,100	7,100	0	*
Skylands Quest LLC (6)	N/A	N/A	N/A	1,200	1,200	0	*
Skylands Special Investment LLC (6)	N/A	N/A	N/A	4,500	4,500	0	*
Skylands Special Investment II LLC (6)	N/A	N/A	N/A	200	200	0	*
Brent Taber	N/A	N/A	2,360	2,360	2,360	0	*
John Ricketts	N/A	N/A	N/A	4,130	4,130	0	*
Natexis Banques Populaires	N/A	N/A	50,000	50,000	50,000	0	*
Shimmerlik Corporate Communications (7)	N/A	N/A	N/A	7,080	7,080	0	*
Stratum Group(8)	N/A	N/A	N/A	5,900	5,900	0	*
AHFP Context	$ 100,000	*	N/A	2,336	2,336	0	*
Argent Classic Convertible Arbitrage Fund L.P. (9)	$ 90,000	*	N/A	2,102	2,102	0	*
Argent Classic Convertible Arbitrage Fund II, L.P. (9)	$ 20,000	*	N/A	467	467	0	*
Argent Classic Convertible Arbitrage Fund Ltd. (10)	$ 830,000	*	N/A	19,388	19,388	0	*
Basso Fund Ltd.	$ 275,000	*	N/A	6,424	6,424	0	*
Basso Holdings Ltd.	$ 1,450,000	1.7%	N/A	33,871	33,871	0	*
Basso Multi-Strategy Holding Fund Ltd.	$ 775,000	*	N/A	18,104	18,104	0	*
CNH CA Master Account, L.P. (11)	$ 2,500,000	2.9%	N/A	58,399	58,399	0	*
Coda Capital Management, LLC (12)	$ 745,000	*	N/A	17,402	17,402	0	*
Coda Capital ND Portfolio (12)	$ 155,000	*	N/A	3,620	3,620	0	*
Context Convertible Arbitrage Fund, LP	$ 400,000	*	N/A	9,344	9,344	0	*
Context Convertible Arbitrage Offshore, Ltd.	$ 1,740,000	2.0%	N/A	40,646	40,646	0	*
CQS Convertible and Quantitative Strategies Master Fund Limited	$ 2,000,000	2.3%	N/A	46,719	46,719	0	*
DBAG London (13)	$ 13,500,000	15.7%	N/A	315,354	315,354	0	*
DKR Soundshore Oasis Holding Fund Ltd. (14)	$ 15,000,000	17.4%	N/A	415,394	415,394	0	*
Elizabeth D. Bruce Tr U/W (12)	$ 40,000	*	N/A	934	934	0	*
Finch Tactical Plus Class B	$ 50,000	*	N/A	1,168	1,168	0	*
James Mellor Tr (12)	$ 30,000	*	N/A	700	700	0	*
KBC Financial Products (Cayman Islands) Ltd.	$ 17,500,000	20.3%	N/A	408,793	408,793	0	*
LeeDavid Investments 2002, LP (12)	$ 40,000	*	N/A	934	934	0	*
LYXOR/Context Fund Ltd.	$ 260,000	*	N/A	6,074	6,074	0	*
National Bank of Canada	$ 450,000	*	N/A	10,512	10,512	0	*
OB Pension Gartmore (12)	$ 300,000	*	N/A	7,007	7,007	0	*
Richard Mueller (12)	$ 40,000	*	N/A	934	934	0	*

RMB International (Dublin) Ltd.	$ 4,000,000	4.6%	N/A	140,157 (15)	93,438	46,719 (15)	*
The Northwestern Mutual Life Insurance Company – General Account (16)	$ 2,000,000	2.3%	N/A	46,719	46,719	0	*
The Northwestern Mutual Life Insurance Company – General Annuity Separate Account (16)	$ 250,000	*	N/A	5,839	5,839	0	*
UBS AG London F/B/O HFS (17)	$ 5,200,000	6.0%	N/A	121,469	121,469	0	*
UBS Securities LLC (18)	$ 9,450,000	11.0%	N/A	267,467 (19)	220,748	46,719 (19)	*
Xavex Convertible Arbitrage 10 Fund (9)	$ 60,000	*	N/A	1,401	1,401	0	*
Wolverine Convertible Arbitrage Fund Limited (20)	$ 1,000,000	1.2%	N/A	23,359	23,359	0	*
All other holders of Notes and future transferees of such holders	$ 1,500,000	1.7%	N/A	35,039	35,039	0	*
Total	$ 86,250,000	100%	52,360	3,428,665	2,751,037	677,578	4.3%

__________

*	Less than one percent.

(1)

This column assumes that the Selling Security Holders have sold the Common Stock being registered by this prospectus, as applicable, (i) already issued to such Selling Security Holders, (ii) received upon the assumed conversion of the Notes by such Selling Security Holders and/or (iii) received upon the exercise of the Warrants by such Selling Security Holders.

(2)

Malcolm P. Fairbairn has the voting and dispositive authority with respect to the following entities: AHFP Ascend; Ascend Offshore Fund, Ltd.; Ascend Offshore Leveraged Fund, Ltd.; Ascend Offshore Leveraged Fund II, Ltd.; Ascend Partners LP; Ascend Partners Leveraged Fund, LP; and Ascend Partners Sapient LP. Ascend Capital Limited Partnership ("Ascend Capital LP"), a Delaware limited partnership, serves as the sole general partner of each of Ascend Partners LP, Ascend Partners Sapient LP, Ascend Partners Leveraged Fund LP, and as the investment adviser of Ascend Offshore Fund, Ltd., Ascend Offshore Leveraged Fund, Ltd., Ascend Offshore Leveraged Fund II, Ltd. and AHFP Ascend (collectively, the "Funds"). Ascend Capital, LLC serves as the sole general partner of Ascend Capital LP. Malcolm P. Fairbairn, a natural person, serves as the sole Managing Member of Ascend Capital, LLC. Each of Ascend Capital LP, Ascend Capital, LLC and Mr. Fairbairn may be deemed to be a beneficial owner (collectively of all of the shares of common stock beneficially owned by the Funds).

(3)	Richard S. Strong has the voting and dispositive authority with respect to Calm Waters Partnership.

(4)

Sandell Asset Management Corp. ("SAMC") is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(5)

Wasatch Advisors, Inc. has the voting and dispositive authority with respect to the following entities: Wasatch Small Cap Growth Fund; Wasatch Small Cap Value Fund; and Wasatch Microcap Value Fund. Wasatch Advisors, Inc. is investment advisor for and has the voting and dispositive authority to do any and all acts on behalf of Wasatch Fund, Inc.

(6)

Charles A. Paquelet has the voting and dispositive power with respect to the following entities: Harbour Holdings Ltd.; Skylands Quest LLC; Skylands Special Investment LLC; and Skylands Special Investment II LLC.

(7)	Warren M. Shimmerlik has the voting and dispositive power with respect to Shimmerlik Corporate Communications.

(8)	Joseph Rinaldi has the voting and dispositive power with respect to Stratum Group.

(9)

Nathanial Brown and Robert Richardson have the voting and dispositive power with respect to the following entities: Argent Classic Convertible Arbitrage Fund L.P., Xavex Convertible Arbitrage 10 Fund and Argent Classic Convertible Arbitrage Fund II, L.P.

(10)	Henry J. Cox has the voting and dispositive power with respect to Argent Classic Convertible Arbitrage Fund Ltd.

(11)

CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities registered herein. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulviro.

(12)

Jeremiah P. O’Grady is the portfolio manager for and has voting and dispositive power with respect to the following entities or persons: Coda Capital Management, LLC, Coda Capital ND Portfolio, Elizabeth D. Bruce Tr U/W, James Mellor Tr, LeeDavid Investments 2002, LP, OB Pension Gartmore and Richard Mueller.

(13)

Patrick Corrigan has the voting and dispositive power with respect to DBAG London. DBAG London is an affiliate of a registered broker-dealer and represented to the Company that it acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute such Notes.

(14)

DKR SoundShore Oasis Holding Fund Ltd. ("DKR Fund") is a master fund in a master-feeder structure. DKR Fund's investment manager is DKR Oasis Management Company LP (the "DKR Investment Manager"). Pursuant to an investment management agreement among DKR Fund, the feeder funds and the DKR Investment Manager, the DKR Investment Manager has the authority to do any and all acts on behalf of the DKR Fund, including voting and shares of common stock held by the DKR Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, on the general partners of the DKR Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the DKR Fund. Mr. Fischer disclaims any beneficial ownership of the Securities held by DKR Fund.

(15)	Includes 46,716 shares of common stock issuable upon conversion of $2,000,000 of 5.00% Convertible Senior Notes due 2025 that are not registered for resale pursuant to this prospectus supplement.

(16)

The Northwestern Mutual Life Insurance Company – General Account and The Northwestern Mutual Life Insurance Company – General Annuity Separate Account are each an affiliate of a registered broker-dealer and represented to the Company that they acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings directly or indirectly, with any person to distribute such Notes. Northwestern Investment Management Company, LLC (“NIMC”) is the investment advisor to both The Northwestern Mutual Life Insurance Company – General Account and The Northwestern Mutual Life Insurance Company – General Annuity Separate Account with respect to the Notes. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting/investment power with respect to the Notes. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the Notes and therefore may be deemed to be an indirect beneficial owner with shared voting/investment power with respect to the Notes. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the Notes.

(17)

UBS AG London is an affiliate of a registered broker-dealer and represented to the Company that it acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such Notes.

(18) UBS A.G. has the voting and dispostive power with respect to the securities registered herein. UBS Securities LLC is an affiliate of a registered broker-dealer and represented to the Company that it acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute such Notes.

(19)	Includes 46,716 shares of common stock issuable upon conversion of $2,000,000 of 5.00% Convertible Senior Notes due 2025 that are not registered for resale pursuant to this prospectus supplement.

(20)	Rob Bellick has the voting and dispositive power with respect to Wolverine Convertible Arbitrage Fund Limited.

Except as set forth above, none of the Selling Security Holders is a reporting company under Section 13 or 15(d) of the Exchange Act, a registered investment company, a registered broker-dealer, or an affiliate of a registered broker-dealer.

The date of this prospectus supplement is August 9, 2006